Exhibit 10.1

Apollo Management VII, L.P.
9 West 57th Street
New York, NY 10019

October 25, 2012

STRICTLY  CONFIDENTIAL

Prospect Global Resources Inc.
1621 18th Street, Suite 260
Denver, Colorado 80202

Dear Mr. Avery:

We have been in discussions with you, Prospect Global Resources Inc., a Nevada corporation (together with its subsidiaries, “Prospect Global”), regarding the potential purchase (the “Transaction”) of (i) $100 million in principal amount of 10% second lien convertible notes of Prospect Global (with an initial conversion price of $3.00 per share) and (ii) an option to acquire 16.7 million shares of the common stock of Prospect Global at $3.00 (which option would expire co-terminus with the closing of the Securities Purchase Agreement referenced below), by an affiliate or affiliates of Apollo Management VII, L.P. and/or Apollo Natural Resource Partners, L.P. (“Apollo”).  We believe that the Transaction presents a compelling opportunity for both Prospect Global and Apollo, and are willing to proceed with finalizing the terms of the Transaction.

Prior to the date of this letter, we and our advisors have delivered to you and your advisors draft documentation for the Transaction, consisting of a draft Securities Purchase Agreement (delivered to you and your advisors on October 23, 2012), and a draft Investor Rights Agreement (delivered to you and your advisors on October 19, 2012) (together, the “Draft Documentation”).  You have indicated that (a) you have reviewed such Draft Documentation and the summary term sheet attached hereto as Annex A (the “Term Sheet”) and (b) you acknowledge that the Draft Documentation, together with and as supplemented by the Term Sheet, is materially consistent with your understanding of the terms being contemplated by you and us for the Transaction, subject to the conversation concerning the Draft Documentation between our attorneys yesterday and good faith negotiation of the final terms by Apollo and Prospect Global.

Prospect Global hereby acknowledges that Apollo has already incurred substantial time, effort and expense to date in connection with its evaluation of the potential Transaction (including with respect to due diligence, preparation and negotiation of definitive documentation and arrangement of co-investment financing) and expects to incur further expenses to complete such work.  In consideration of such work and in order to induce Apollo to continue to its evaluation of the Transaction and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), Prospect Global hereby agrees that:

(a) from the date hereof until November 19, 2012 (the “Exclusivity Period”), neither Prospect Global nor any representative (including directors, officers, employees, shareholders, partners, agents, advisors, representatives or any others persons acting under the direction of any of them or any of their affiliates) (the “Representatives”) thereof, will, in connection with an extraordinary transaction (as defined below): (x) solicit, negotiate or otherwise discuss (including continuing any current discussions or negotiations) with any person or entity other than Apollo and its affiliates and advisors, (i) the sale, directly or indirectly, of any interest in Prospect Global (including any equity or equity linked securities, other than (I) ordinary course issuances of equity to employees, directors and consultants or (II) pursuant to a Permitted Underwritten Public Offering (as defined below)) or a significant portion of its assets, (ii) any merger or consolidation involving Prospect Global, or (iii) any recapitalization or restructuring involving Prospect Global (any such transaction described in clauses (i) through (iii) being referred to as an “extraordinary transaction”); (y) furnish any non-public information concerning Prospect Global to any person or entity, other than Apollo and its affiliates and advisors, for the purpose of an extraordinary transaction; or (z) enter into any agreement with respect to an extraordinary transaction with any person or entity other than Apollo or its affiliates.  In addition, Prospect Global and its Representatives will (a) immediately terminate all discussions and/or negotiations with any party other than Apollo which may reasonably be expected to lead to an extraordinary transaction and (b) immediately cease any and all work (and not engage in any such work during the Exclusivity Period) with respect to any extraordinary transaction.  For the avoidance of doubt, the foregoing is not intended to prevent Prospect Global or its Representatives from its ordinary course efforts as a public company to develop its public profile and conduct customary investor relations efforts. Notwithstanding anything to the contrary in the foregoing, during the Exclusivity Period, Prospect Global and its Representatives shall be permitted to solicit, negotiate with, discuss with and provide non-public information to, (a) any bank or other potential lender in connection with project finance debt funding or debt sufficient to enable Prospect Global to repay its promissory note issued to The Karlsson Group, (b) one or more lease counterparties in connection with capital leases in respect of equipment for Prospect Global’s operations, (c) Buffalo Management LLC and Grandhaven Energy, LLC in connection with termination of certain rights under their respective agreements with Prospect Global, (d) one or more potential Off-Take customers and (e) potential underwriters and investors in connection with an underwritten public offering of common stock of Prospect Global, that may close during the Exclusivity Period, provided that such investors shall not receive any governance rights or any additional economic value (other than such shares of Prospect Global common stock) and that such offering will be a broad based distribution (the potential financing described in this clause (e) being the “Permitted Underwritten Public Offering”) (the potential financings described in such clauses (a) through (e) being the “Permitted Financing”); provided, however, that, during the Exclusivity Period, Prospect Global shall in good faith continue to consult with Apollo, and keep Apollo reasonably informed, with respect to any such discussions or negotiations;

(b) if Prospect Global and Apollo and certain related parties have not entered into definitive agreements providing for the Transaction (as contemplated by the Term Sheet, and including ancillary agreements with Prospect Global and/or its affiliates and shareholders referenced in the Draft Documentation) (the “Definitive Transaction Documentation”) on or prior to November 19, 2012 (the “Signing Deadline”), Prospect Global shall promptly pay to Apollo (and in no event later than on November 20, 2012) an amount in cash equal to $7.5 million (the “Delay Fee”), provided that Prospect Global shall not be obligated to pay the Delay Fee in the event that (i) Apollo has not indicated in writing to Prospect Global (on or prior to the Signing Deadline) that it is willing to execute the Definitive Transaction Documentation (in a form provided by Apollo to Prospect Global on or prior to the Signing Deadline and that is materially consistent with the Draft Documentation and the Term Sheet, with such modifications thereto as Apollo reasonably determines are appropriate in connection with the finalization of such agreements and after its final evaluation of the Transaction) or (ii) Apollo has not negotiated the Definitive Transaction Documentation in good faith; and

(c) upon the earlier (if any) of (i) the Signing Deadline, if Prospect Global and Apollo and certain related parties have not entered into Definitive Transaction Documentation by such date or (ii) such earlier date as Prospect Global ceases negotiations with Apollo with respect to the Transaction, Prospect Global shall promptly reimburse Apollo (in any event, within ten days of a request for reimbursement by Apollo accompanied by an invoice) for 50% of the fees of SRK Consulting and McKinsey (such 50% fee obligation capped at $637,500) and 50% of the out-of-pocket expenses of SRK Consulting and McKinsey (in each case with respect to the services provided by such entity in connection with Apollo’s evaluation of the Transaction) (provided that Prospect Global shall be an addressee of any report generated by SRK Consulting and McKinsey and shall share ownership of such reports with Apollo whether or not Definitive Transaction Documentation with respect to the Transaction is signed or closed) (such reimbursable amounts being the “Reimbursable Consultant Costs Amount”).

Apollo hereby acknowledges and agrees that this letter agreement (including the content thereof, including the Term Sheet) will be publicly disclosed by Prospect Global, including but not limited to by press release and in filings with the Securities and Exchange Commission; provided, that Prospect Global agrees that until such time as the parties enter into the Definitive Transaction Documentation or the parties’ discussions with respect to a Transaction terminate, any such disclosures by Prospect Global or its Representatives shall be consistent with (and shall disclose no more than) the disclosures in the draft press release, draft Form 8-K and draft prospectus supplement for a public offering of common stock approved by Apollo prior to the execution of this letter agreement.

Apollo and Prospect Global hereby agree that, simultaneously with the execution and delivery of this letter agreement by the parties hereto, the letter agreement by and between Apollo and Prospect Global dated September 6, 2012 shall terminate and be of no further force or effect.

Apollo, on the one hand, and Prospect Global, on the other hand, further agree that in the event of any breach of this letter agreement, the other party would be irreparably harmed and could not be made whole solely by monetary damages.  Each party accordingly agrees that: (a) the remedy of specific performance of this letter agreement is appropriate in any action in court, in addition to any other remedy to which the other party may be entitled, without proof of special damages; and (b) either party shall be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement by the other.

This letter agreement is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

This letter agreement does not constitute an agreement to negotiate or an agreement to enter into the Transaction (or to enter into the Definitive Transaction Documentation), and there will be no contract or agreement of any kind in relation to the Transaction (other than (x) Prospect Global’s agreements in the third paragraph of this letter agreement (including the exclusivity obligations therein and the obligation to pay the Delay Fee and Reimbursable Consultant Costs Amount), (y) the parties’ agreement with respect to disclosures in the fourth paragraph of this letter agreement and (z) the parties’ agreement in the fifth paragraph of this letter agreement to terminate the previous letter agreement) by and among Prospect Global and Apollo (or any of their respective affiliates) unless and until the Definitive Transaction Documentation is complete and executed by such parties.  This letter agreement, and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State without regard to the conflict of laws provisions thereof and may be amended, modified or waived only by a separate writing executed by each of the parties hereto.  This letter agreement may be executed in counterparts, which together shall constitute one and the same original.

The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the City of Wilmington in the State of Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement and the transactions contemplated hereby.

Very truly yours,

Apollo Management VII, L.P.

By: AIF VII Management, LLC,
its general partner

		By:	/s/ Gareth Turner
Name: Gareth Turner
Title: Partner

Accepted and Acknowledged
on October 25, 2012

Prospect Global Resources Inc.

By:	/s/ Patrick Avery
Name: Patrick Avery
Title: Chief Executive Officer

Annex A

Summary Term Sheet

See attached.

SUMMARY OF POTENTIAL PROSPECT GLOBAL INVESTMENT

Deal Overview

Prospect Global Resources Inc. (“Prospect”) will sell and issue to Apollo and its co-investors (the “Investors”)(1) (i) an aggregate of $100 million in principal amount of Prospect’s convertible springing second-lien notes (the “Notes”), (ii) an option to acquire 16.7 million shares of Prospect common stock, (iii) shares of Prospect common stock (issuable under certain circumstances described in “Additional Common Stock Issuances” below), and (iv) a royalty interest, for an aggregate consideration of $100 million.

Closing of the investment (the “Closing”) is anticipated to occur in the first half of 2013, subject to the conditions described below in “Closing Conditions” and in the Securities Purchase Agreement (the “SPA”) to be entered into by the parties.

Terms of the Notes

Interest. 10% per annum, compounded semi-annually and payable semi-annually, of which (i) 4% per annum will be payable in cash and (ii) 6% per annum will be payable in kind in additional Notes.

Conversion Price. $3.00, subject to the anti-dilution adjustments contained in the SPA (including for issuances below the Conversion Price). Anti-dilution protection to begin from the date of signing of the SPA.

Maturity. 7th years after Closing. However, if the maturity date of Prospect’s project financing is later than 6 ½ years after Closing, then the maturity date for the Notes will be extended to the date that is six months after the maturity date for the project financing.

Ranking. Upon repayment of the note issued by Prospect to the Karlsson Group (the “Karlsson Note”), the Note will become senior second lien obligations of the obligors, ranking at least pari passu with all existing and future indebtedness of the obligors, but junior to the project financing.

Security. Upon repayment of the Karlsson Note, security to consist of same collateral package as the project financing.

Conversion. Convertible by Investors at any time. Convertible by Prospect from and after reaching the “Conversion Milestone,” which occurs when (1) Project Completion occurs and (2) thereafter, Prospect’s common stock trades at 2.0x above the conversion price for 20 consecutive trading days.

Voting. Votes with the common stock on an as-converted basis. Investors will also have a separate voting right to elect/appoint the number of Board designees described below in “Governance Rights”.

Put Rights. Putable at the option of the holders at a price of 101% of par upon change of control transactions or from insurance proceeds in the event of a

(1)  Contracting purchaser entities will be acquisition vehicles formed by Apollo and its co-investors, supported by equity commitment letters from Apollo and its co-investors, which equity commitments are assignable among the investor group and their affiliates prior to closing.

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casualty event, or proceeds of a condemnation award, subject to prior prepayment in full of the project financing and to customary reinvestment rights.

Covenants and Events of Default. Covenant package and events of default as described in the SPA.

Options

Investors will receive at signing options to purchase up to 16.7 million shares of Prospect common stock, at an exercise price of $3.00, subject to customary anti-dilution adjustments. The options will be exercisable at any time up to the Closing.

Additional Common Stock Issuance

If the definitive feasibility study (“DFS”) indicates that the estimated total capital costs (the “DFS Estimate”) for the Holbrook project exceeds $1.568250 billion (i.e., more than 2.5% higher than the currently estimated $1.53 billion of capital costs), then Prospect will issue to Investors at Closing:

•              if the DFS Estimate is greater than $1.568250 billion but less than or equal to $1.6065 billion (i.e., between 2.5% and 5.0% higher), 2.0 million shares of common stock (representing 3.6% of the common stock then-outstanding, subject to certain anti-dilution adjustments); or

•              if the DFS Estimate is greater than $1.6065 billion but less than or equal to $1.683 billion (i.e., between 5.0% and 10.0% higher), 3.5 million shares of common stock (representing 6.3% of the common stock then-outstanding, subject to certain anti-dilution adjustments).

Royalties

Upon Closing, Investors and Buffalo Management LLC (“Buffalo”) will each receive a 1% royalty on the annual gross revenues of Prospect. The current management fee arrangement with Buffalo, which currently provides for a 2% royalty interest payable to Buffalo, will be terminated.

Preemptive Rights

From signing until Investors hold less than 10% of the outstanding voting power, if Prospect issues additional shares of common shares or other equity-based securities, Investors will have preemptive rights on such issuances to maintain their then-existing ownership percentage.

Governance Rights

Board Rights. At Closing, Investors will have the following board designation rights:

•              Four out of nine seats while Investors hold more than 20% of the outstanding voting power; and

•              At below 20%, a number proportionate to Investors’ voting power, until their voting power would entitle them to designate less than one director, at which time Investors lose their board rights and may appoint an observer.

Investors will also have proportionate rights on board committees and subsidiary boards. In addition, at signing of the SPA, Investors will have one Board seat and one observer.

Consent Rights. Investors will have a set of consent rights while they hold more than 20% of the outstanding voting power, as detailed in the Investor Rights Agreement (the “IRA”) to be entered into by the parties. Certain of the consent

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rights will fall away upon a Conversion Milestone.

Default Protection

If Prospect is defaulting (or likely to default) on its payment obligations on the Karlsson Note, Investors have the option to purchase Prospect common stock at the lower of the conversion price of the Notes or the then-applicable market price (calculated on a 10 day VWAP average) in an aggregate amount sufficient to (at Investors’ option) either (x) pay off the Karlsson Note in full or (y) pay off such lesser amount as would be necessary to avoid or cure the default or anticipated default. Investors may also elect to purchase notes (with a one-year maturity and on other terms specified in the SPA) in lieu of common stock.

Standstill	Investors may not purchase or acquire any outstanding equity of Prospect for a period of one year from Closing without Prospect’s consent.

Registration Rights	Investors will have demand and piggy-back registration rights for the common stock receivable upon conversion of the Notes (or otherwise held by the Investors).

Fees and Expenses	Investors will receive a funding fee of 2% and a reimbursement of expenses from the Company.

Shareholder Approval

Transaction is subject to Prospect shareholder approval. Certain shareholders of Prospect will be asked to enter into support agreements in support of the transaction.

If the deal is terminated for a failure to receive shareholder approval or a breach by Prospect, Investors will receive a $5 million termination fee plus reimbursement for expenses.

Closing Conditions

Transaction will be subject to (in addition to customary closing conditions contained in the SPA):

•              Receipt of the DFS for the Holbrook project which satisfies certain minimum conditions;

•              Selection of EPC or EPCM firm(s) reasonably acceptable to Investors;

•              No indication that there will be any delay in obtaining necessary permits in a timely fashion (generally no later than August 31, 2013);

•              The hiring of a Project Manager reasonably acceptable to Investors; and

•              Receipt by Investors of updated reports from their commercial and technical advisors which verify in all material respects the conclusions of the DFS and otherwise generally support the continued commercial and technical viability of the Holbrook project, and the market opportunity for it.

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